UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D. C. 20549

                        _____________

                          FORM 8-K

                       CURRENT REPORT

           Pursuant to Section 13 or 15(d) of the

               Securities Exchange Act of 1934


Date of earliest event
  reported:  November 8, 2005


                   American Airlines, Inc.
   (Exact name of registrant as specified in its charter)


          Delaware               1-2691             13-1502798
(State of Incorporation) (Commission File Number) (IRS Employer
                                                Identification No.)


4333 Amon Carter Blvd.      Fort Worth, Texas          76155
(Address of principal executive offices)            (Zip Code)


                          (817) 963-1234
                (Registrant's telephone number)



   (Former name or former address, if changed since last report.)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-
2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-
4(c) under the Exchange Act (17 CFR 240.13e-4(c))






Item 2.03.  Creation of a Direct Financial Obligation or an
            Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

     On November 8, 2005, the New York City Industrial Development Agency (the "IDA") issued $800 million of special facility revenue bonds on behalf of American Airlines, Inc. (the "Company"). Proceeds from the bonds generally will be used to finance or reimburse the Company for certain construction costs related to the Company's new terminal at John F. Kennedy International Airport. The Company is responsible for debt service on the bonds and will consolidate the debt in its financial statements. The bonds are guaranteed by both the Company and AMR Corporation ("AMR"), the Company's parent corporation. The Company's and AMR's obligations under these guaranties are secured by a mortgage of its interest in its lease of the terminal and related property from the Port Authority of New York and New Jersey.

     The bonds were issued in different maturities and bear interest as follows:

                         Maturity
                           Date
      Amount            (August 1)          Interest Rate
    $59,290,000            2011                7.125%
    $90,040,000            2016                7.500%
   $230,700,000            2025                7.625%
   $118,020,000            2028                8.000%
   $301,950,000            2031                7.750%

     The bonds, in aggregate, priced at approximately 97% of par value; thus, net of original issue discount, proceeds from the offering were approximately $775 million. Of that amount, $206 million was placed in escrow to reimburse the Company for future remaining construction costs between now and the end of 2007. An additional $77 million was escrowed for debt service reserves, ultimately offsetting some of the Company's future debt service obligation through 2031. After these items, and issuance fees of approximately $20 million, the Company, at closing, received approximately $470 million as reimbursement of construction costs incurred to date.

     The bonds maturing after August 1, 2016 are subject to optional redemption during specified periods. The bonds maturing prior to August 1, 2016 are not subject to optional redemption. The bonds of each maturity are subject to mandatory sinking fund redemption at specified dates. In addition, the bonds are subject to mandatory redemption if the lease under which the Company leases the terminal to the IDA is terminated (including by reason of the termination of the Company's lease of the terminal from the Port Authority of New York and New Jersey) or if interest on the bonds is determined to be taxable.

     Amounts payable with respect to the bonds can be accelerated upon the occurrence of certain events of default, including failure to pay principal and interest when due and the occurrence of certain bankruptcy events with respect to the Company or AMR.










                          SIGNATURE



     Pursuant  to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    American  Airlines, Inc.



                                    /s/ Charles D. MarLett
                                    Charles D. MarLett
                                    Corporate Secretary



Dated:  November 10, 2005